Exhibit 99.1

NEWS RELEASE

For Release:               Immediately

Contact:                     James Brunk, Chief Financial Officer (706) 624-2239

MOHAWK INDUSTRIES REPORTS Q3 RESULTS

Calhoun, Georgia, October 27, 2022 - Mohawk Industries, Inc. (NYSE: MHK) today announced a 2022 third quarter net loss of $534 million and a diluted loss per share of $8.40, including the impact of non-cash impairment charges of $696 million. The Company’s current market capitalization along with challenging economic conditions and higher discount rates prompted a review of its goodwill and intangible asset balances, which resulted in the impairment charges. Adjusted net earnings were $212 million, and adjusted earnings per share (EPS) were $3.34, excluding impairment and other non-recurring charges. Net sales for the third quarter of 2022 were $2.9 billion, an increase of 3.6% as reported and 8.3% on a constant basis. For the third quarter of 2021, net sales were $2.8 billion, net earnings were $271 million and EPS was $3.93. Adjusted net earnings were $272 million, and adjusted EPS was $3.95, excluding restructuring, acquisition, and other charges.
For the nine months ended October 1, 2022, net loss and loss per share were $8 million and $0.13, respectively, including the impact of the non-cash impairment charges noted above. Adjusted net earnings excluding impairment and other non-recurring charges were $739 million and adjusted EPS was $11.56. For the 2022 nine-month period, net sales were $9.1 billion, an increase of 7.7% versus prior year as reported or 12.1% on a constant basis. For the nine-month period ending October 2, 2021, net sales were $8.4 billion, net earnings were $844 million and EPS was $12.11; excluding restructuring, acquisition and other charges, adjusted net earnings and EPS were $828 million and $11.89, respectively.

Commenting on Mohawk Industries’ third quarter performance, Jeffrey S. Lorberbaum, Chairman and CEO, stated, “Mohawk’s third quarter sales increased primarily from price increases and strength in the commercial sector. Our sales were weaker than we anticipated, as the retail channel softened across all regions and product categories. The strengthening U.S. dollar also negatively impacted our translated sales by $117 million or 4.1%. Our operating income declined as lower volume resulted in higher unabsorbed cost and material, energy and transportation inflation impacted our results. Our global organization responded to the economic challenges with additional actions to optimize cost, productivity and inventory levels.
“Our businesses in Europe have been impacted more than others due to the unprecedented energy crisis and high inflation that has slowed the region’s economy. Our costs have continued to rise, and our pricing in Europe has not kept up with the recent material and energy inflation, which has compressed our margins. The Italian government provided energy subsidies during the third quarter, and additional actions from both the European Union and individual countries are being discussed. The high cost of energy has forced European consumers to concentrate on necessities and defer discretionary purchases. Our sales and margins in the market will remain under pressure until the region overcomes these challenges. These postponed purchases will increase demand when the economy rebounds and enhance our results.
“The U.S. is being impacted by high overall inflation and mortgage rates that have risen from below 3% to approximately 7%. The residential market, which is the most significant part of our business, is expected to decline further before we see an inflection point. Remodeling has slowed, and our product mix has been impacted as consumers trade down to options that fit their budgets. It is estimated that the U.S. has a housing deficit of five million units, and more than half of U.S. homes are over 50 years old. Remodeling investments are expected to grow long term as U.S. housing stock ages and families with low mortgage rates choose to remain in their homes.

“While we manage through current conditions, we are also investing in our business for the long term. We are expanding our capacity in growing product categories, including LVT, laminate, quartz countertops and premium ceramic and insulation. We have recently completed a number of smaller strategic acquisitions that will enhance our current product offering and leverage our existing market positions. In Europe, these include a sheet vinyl business, a mezzanine flooring company and a wood veneer plant. In the U.S., we acquired a non-woven flooring producer and a flooring accessories company.
“In the third quarter, our Global Ceramic Segment’s net sales were $1.1 billion, an increase of 9.8% as reported and 12.4% on a constant basis. The Segment’s operating margin was negative 51.0%, including the impact of a non-cash goodwill impairment charge and higher inflation, partially offset by pricing and mix improvements and productivity. Excluding the impact of the impairment and restructuring charges, the Segment’s adjusted operating margin was 12.1%. The Segment delivered the strongest operating performance during the quarter, even with substantial inflation headwinds in Europe. Sales in the new home construction channel were solid in most geographies, and the commercial channel showed resilience with new construction and remodeling projects continuing. In most markets, residential remodeling has slowed due to tightening consumer discretionary spending and higher interest rates. Sales in our U.S. ceramic business expanded during the quarter, and we are gaining support with our new higher-margin introductions that are an alternative to European imports. Our countertop sales grew during the quarter, led by our high-end quartz collections. Our European ceramic results exceeded our expectations due to our sales and pricing actions, positive mix and Italian energy subsidies. Sales of our premium collections remained strong, while increased gas prices impacted sales of our outdoor and lower-end products. In our other ceramic markets, sales grew primarily through pricing, mix and strength in the commercial channels. All businesses are reducing production in the fourth quarter, which will increase our costs.

“For the quarter, our Flooring Rest of the World segment’s net sales were $0.7 billion, a decrease of 4.8% as reported or an increase of 9.4% on a constant basis. The Segment’s operating margin was 6.2% as a result of higher inflation, temporary manufacturing shutdowns and lower volumes, partially offset by product mix improvements. The Segment’s adjusted operating margin was 8.5%, excluding the impact of restructuring activities and the impairment of certain intangible assets. The Segment’s sales rose primarily from price increases and growth in our panels, insulation, and Oceania businesses. The Segment’s sales are mostly residential and were more impacted by constrained consumer spending. The retail sector is reducing inventories, and consumers are trading down in all categories. Our margins were compressed by inflation, lower sales volume, and reduced production. The weakening markets are making additional price increases more difficult to implement. As flooring sales softened, we increased promotional activity to encourage consumers to trade up. While our premium laminate and LVT faced greater pressures, sales of our more value-oriented sheet vinyl grew. We have completed the acquisition of a small Polish sheet vinyl producer that will expand our business in central and eastern Europe. New building projects in western Europe are beginning to slow, and we are enhancing our insulation distribution by expanding our customer base and exports. Our insulation selling prices were slightly behind inflation, and our panels results weakened as demand softened and competition intensified. The French panels plant we acquired last year is increasing sales, and we have improved its productivity and operating expenses. We expanded distribution of our higher end decorative panels and acquired a small German mezzanine flooring company that will bolt on to our existing business. The Australian market is improving as the country relaxes COVID restrictions and New Zealand is more difficult with residential sales weakening.

“In the quarter, our Flooring North America Segment’s net sales were $1.1 billion, an increase of 3.7% as reported, and the Segment’s operating margin was 5.9% as a result of higher inflation, lower volumes, and temporary manufacturing shutdowns, partially offset by pricing and mix improvements and productivity. The Segment’s adjusted operating margin was 8.0%, excluding the impact of restructuring, acquisition and integration-related costs and the impairment of certain intangible assets. The Segment’s sales increased primarily from pricing, with hard surface products outperforming due to our investments in premium laminate and LVT. The residential market softened as inflation impacted consumer discretionary spending, and retailers reduced their inventories. Our pricing actions offset material and energy inflation, though lower manufacturing volumes led to unfavorable absorption. We are implementing our restructuring plans to lower both our fixed and variable costs by shutting higher cost assets, reducing staffing and aligning production with demand. Our resilient sales continued to improve, with our strongest performance in the new home construction, multifamily and commercial channels. Sheet vinyl sales strengthened as inflation has increased interest in value-oriented flooring options. The first phase of our new West Coast LVT plant is operating at planned output levels, and additional lines will be installed throughout next year. Demand for our premium laminate continued to grow as a high performing, value alternative to other flooring. We have commitments to saturate our current laminate capacity and have initiated further expansion investments. Market conditions for carpet softened in the third quarter more than we had anticipated, and we reduced production, resulting in unabsorbed costs. In the second quarter, we announced carpet price increases that were implemented in the third quarter as inflation continued to rise. With demand softening, we were not able to increase prices further to recover the inflation after the announcement. We are seeing reductions in raw material costs that should align with our current pricing when our higher cost inventory is depleted. Our commercial business remains good, and the Architectural Billing Index reflects continued construction activity. Our commercial margins were strong as pricing and mix covered our inflation in the quarter. We have acquired a small rubber manufacturer that produces trim primarily used in commercial flooring installations. Sales in our rug business were lower than last year as major national retailers continued to adjust inventories. In July, we acquired a non-woven rug and carpet business, and the integration is delivering synergies.

“It is challenging to predict either the duration of the current economic conditions or their impact on our industry. As central banks around the world continue to raise interest rates and inflation reduces discretionary expenditures, we expect our businesses to remain under pressure. Residential remodeling drives a majority of our sales, and consumers are deferring purchases and trading down. In Europe, gas and electricity prices are reducing demand and increasing our manufacturing and material costs. We anticipate that governments in Europe will take actions to lower the impact on the economy, businesses and consumers. We are focused on managing through the current environment while investing to maximize our long-term profitability. We anticipate demand will slow further in the fourth quarter, and we will reduce production, resulting in greater unabsorbed overhead. To enhance sales, we are increasing promotional activity, introducing differentiated collections and reacting to competitive actions. We are executing restructuring actions, lowering administrative and manufacturing costs and reducing investments in marketing and advertising. Material prices spiked in the period and have begun softening in many categories. In Europe, flooring projects are being deferred and compressing industry volumes; at the same time, we are raising inventories of specific products ahead of expected higher energy costs this winter. After our second quarter U.S. pricing announcement, we incurred peak carpet material costs that will compress our margins until they flow through our inventory. We are postponing capital projects that do not impact our long-term strategies, while completing those that are critical to the near-term performance of our business. Finally, we expect the strengthening U.S. dollar will continue to reduce our translated results. Given these factors, we anticipate our fourth quarter adjusted EPS to be $1.40 to $1.50, excluding any restructuring or other one-time charges.

“During past decades, Mohawk has successfully managed through many challenging periods and industry recessions. The fundamentals of our business remain strong, and flooring remains an essential component of all new construction and remodeling. Mohawk has built leading positions in key markets around the globe with well-known brands and an extensive product offering. During this period, we are investing for the market rebound that always occurs after our industry contracts. We are expanding our higher growth categories of LVT, laminate, quartz countertops, premium ceramic and insulation which will increase our revenue and profitability with the next growth cycle. We have also made strategic acquisitions that bolt on to our businesses and create significant synergies that will enhance the combined results. Mohawk has a strong balance sheet with low net debt leverage of 1.2 times EBITDA and available liquidity exceeding $1.8 billion to manage through the current environment and optimize the long-term results.”

ABOUT MOHAWK INDUSTRIES

Mohawk Industries is the leading global flooring manufacturer that creates products to enhance residential and commercial spaces around the world. Mohawk’s vertically integrated manufacturing and distribution processes provide competitive advantages in the production of carpet, rugs, ceramic tile, laminate, wood, stone and vinyl flooring. Our industry leading innovation has yielded products and technologies that differentiate our brands in the marketplace and satisfy all remodeling and new construction requirements. Our brands are among the most recognized in the industry and include American Olean, Daltile, Durkan, Eliane, Feltex, Godfrey Hirst, IVC, Karastan, Marazzi, Mohawk, Mohawk Group, Pergo, Quick-Step and Unilin. During the past decade, Mohawk has transformed its business from an American carpet manufacturer into the world’s largest flooring company with operations in Australia, Brazil, Canada, Europe, Malaysia, Mexico, New Zealand and the United States.
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation and deflation in raw material prices and other input costs; inflation and deflation in consumer markets; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company’s products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; taxes and tax reform, product and other claims; litigation; the risks and uncertainty related to the COVID-19 pandemic; and other risks identified in Mohawk’s SEC reports and public announcements.

Conference call Friday, October 28, 2022, at 11:00 AM Eastern Time

The telephone number is 1-833-630-1962 for U.S./Canada and 1-412-317-1843 for International/Local. A replay will be available until November 25, 2022, by dialing 1-877-344-7529 for U.S./Local calls and 1-412-317-0088 for International/Local calls and entering access code # 8886985.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES
(Unaudited)
Condensed Consolidated Statement of Operations Data	Three Months Ended		Nine Months Ended
(Amounts in thousands, except per share data)	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Net sales	$2,917,539	2,817,017	9,086,390	8,439,876
Cost of sales	2,203,878	1,979,702	6,697,404	5,908,585
Gross profit	713,661	837,315	2,388,986	2,531,291
Selling, general and administrative expenses	523,479	477,341	1,510,076	1,449,378
Impairment of goodwill and indefinite-lived intangibles	695,771	—	695,771	—
Operating (loss) income	(505,589)	359,974	183,139	1,081,913
Interest expense	13,797	14,948	37,337	45,083
Other (income) expense, net	(1,242)	21	(1,622)	(13,374)
(Loss) earnings before income taxes	(518,144)	345,005	147,424	1,050,204
Income tax expense	15,569	73,821	155,193	205,756
Net (loss) earnings including noncontrolling interests	(533,713)	271,184	(7,769)	844,448
Net earnings attributable to noncontrolling interests	256	206	440	378
Net (loss) earnings attributable to Mohawk Industries, Inc.	$(533,969)	270,978	(8,209)	844,070

Basic (loss) earnings per share attributable to Mohawk Industries, Inc.
Basic (loss) earnings per share attributable to Mohawk Industries, Inc.	$(8.40)	3.95	(0.13)	12.16
Weighted-average common shares outstanding - basic	63,534	68,541	63,923	69,389

Diluted (loss) earnings per share attributable to Mohawk Industries, Inc.
Diluted (loss) earnings per share attributable to Mohawk Industries, Inc.	$(8.40)	3.93	(0.13)	12.11
Weighted-average common shares outstanding - diluted	63,534	68,864	63,923	69,683

Other Financial Information
(Amounts in thousands)
Net cash provided by operating activities	$224,774	498,739	427,435	1,096,735
Less: Capital expenditures	150,043	147,740	430,084	375,179
Free cash flow	$74,731	350,999	(2,649)	721,556

Depreciation and amortization	$153,466	148,618	436,449	448,299

Condensed Consolidated Balance Sheet Data
(Amounts in thousands)
	October 1, 2022	October 2, 2021
ASSETS
Current assets:
Cash and cash equivalents	$326,971	1,128,027
Short-term investments	110,000	—
Receivables, net	2,003,261	1,880,476
Inventories	2,900,116	2,215,630
Prepaid expenses and other current assets	513,981	421,944
Total current assets	5,854,329	5,646,077
Property, plant and equipment, net	4,524,536	4,442,339
Right of use operating lease assets	400,412	385,606
Goodwill	1,827,968	2,612,201
Intangible assets, net	823,100	911,271
Deferred income taxes and other non-current assets	370,689	452,806
Total assets	$13,801,034	14,450,300
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term debt and current portion of long-term debt	$1,542,139	588,669
Accounts payable and accrued expenses	2,256,097	2,209,942
Current operating lease liabilities	106,511	103,132
Total current liabilities	3,904,747	2,901,743
Long-term debt, less current portion	1,019,984	1,710,207
Non-current operating lease liabilities	306,617	292,806
Deferred income taxes and other long-term liabilities	744,629	793,095
Total liabilities	5,975,977	5,697,851
Total stockholders' equity	7,825,057	8,752,449
Total liabilities and stockholders' equity	$13,801,034	14,450,300

Segment Information	Three Months Ended		As of or for the Nine Months Ended
(Amounts in thousands)	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021

Net sales:
Global Ceramic	$1,096,656	998,444	3,319,982	2,967,818
Flooring NA	1,089,634	1,050,453	3,261,082	3,100,892
Flooring ROW	731,249	768,120	2,505,326	2,371,166
Consolidated net sales	$2,917,539	2,817,017	9,086,390	8,439,876

Operating (loss) income:
Global Ceramic	$(559,706)	118,896	(305,099)	343,135
Flooring NA	64,672	118,625	260,026	315,866
Flooring ROW	45,508	133,595	304,265	456,787
Corporate and intersegment eliminations	(56,063)	(11,142)	(76,053)	(33,875)
Consolidated operating (loss) income	$(505,589)	359,974	183,139	1,081,913

Assets:
Global Ceramic			$4,866,822	5,174,981
Flooring NA			4,490,502	3,960,037
Flooring ROW			4,036,675	4,276,310
Corporate and intersegment eliminations			407,035	1,038,972
Consolidated assets			$13,801,034	14,450,300

Reconciliation of Net (Loss) Earnings Attributable to Mohawk Industries, Inc. to Adjusted Net Earnings Attributable to Mohawk Industries, Inc. and Adjusted Diluted Earnings Per Share Attributable to Mohawk Industries, Inc.
(Amounts in thousands, except per share data)
	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net (loss) earnings attributable to Mohawk Industries, Inc.	$(533,969)	270,978	(8,209)	844,070
Adjusting items:
Restructuring, acquisition and integration-related and other costs	34,460	1,044	38,118	18,560
Acquisitions purchase accounting, including inventory step-up	1,401	226	1,544	682
Impairment of goodwill and indefinite-lived intangibles	695,771	—	695,771	—
Resolution of foreign non-income tax contingencies	—	—	—	(6,211)
Income tax effect on resolution of foreign non-income tax contingencies	—	—	—	2,302
One-time tax planning election	—	—	—	(26,731)
Legal settlements and reserves	45,000	—	45,000	—
Release of indemnification asset	—	—	7,324	—
Income taxes - reversal of uncertain tax position	—	—	(7,324)	—
Income taxes - impairment of goodwill and indefinite-lived intangibles	(10,168)	—	(10,168)	—
Income taxes	(20,487)	(203)	(23,291)	(4,317)
Adjusted net earnings attributable to Mohawk Industries, Inc.	$212,008	272,045	738,765	828,355

Adjusted diluted earnings per share attributable to Mohawk Industries, Inc.	$3.34	3.95	11.56	11.89
Weighted-average common shares outstanding - diluted	63,534	68,864	63,923	69,683

Reconciliation of Total Debt to Net Debt Less Short-Term Investments
(Amounts in thousands)
October 1, 2022
Short-term debt and current portion of long-term debt	$1,542,139
Long-term debt, less current portion	1,019,984
Total debt	2,562,123
Less: Cash and cash equivalents	326,971
Net debt	2,235,152
Less: Short-term investments	110,000
Net debt less short-term investments	$2,125,152

Reconciliation of Operating Income (Loss) to Adjusted EBITDA
(Amounts in thousands)					Trailing Twelve
	Three Months Ended				Months Ended
	December 31, 2021	April 2, 2022	July 2, 2022	October 1, 2022	October 1, 2022
Operating income (loss)	$253,098	320,801	367,927	(505,589)	436,237
Other income (expense)	(1,140)	(2,438)	2,818	1,242	482
Net income attributable to noncontrolling interests	(11)	(105)	(79)	(256)	(451)
Depreciation and amortization(1)	143,411	141,415	141,569	153,466	579,861
EBITDA	395,358	459,673	512,235	(351,137)	1,016,129
Restructuring, acquisition and integration-related and other costs	4,641	1,857	1,801	21,375	29,674
Acquisitions purchase accounting, including inventory step-up	1,067	—	143	1,401	2,611
Impairment of goodwill and indefinite-lived intangibles	—	—	—	695,771	695,771
Legal settlements and reserves	—	—	—	45,000	45,000
Release of indemnification asset	—	7,324	—	—	7,324
Adjusted EBITDA	$401,066	468,854	514,179	412,410	1,796,509

Net debt less short-term investments to adjusted EBITDA					1.2
(1)Includes accelerated depreciation of $13,085 for Q3 2022.

Reconciliation of Net Sales to Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended		Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Net sales	$2,917,539	2,817,017	9,086,390	8,439,876
Adjustment to net sales on constant shipping days	17,504	—	49,315	—
Adjustment to net sales on a constant exchange rate	116,782	—	327,350	—
Net sales on a constant exchange rate and constant shipping days	$3,051,825	2,817,017	9,463,055	8,439,876

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Global Ceramic	October 1, 2022	October 2, 2021
Net sales	$1,096,656	998,444
Adjustment to segment net sales on constant shipping days	4,542	—
Adjustment to segment net sales on a constant exchange rate	20,774	—
Segment net sales on a constant exchange rate and constant shipping days	$1,121,972	998,444

Reconciliation of Segment Net Sales to Adjusted Segment Net Sales
(Amounts in thousands)
	Three Months Ended
Flooring NA	October 1, 2022	October 2, 2021
Net sales	$1,089,634	1,050,453
Rug adjustment	40,000	—
Adjusted segment net sales	$1,129,634	1,050,453

Reconciliation of Segment Net Sales to Segment Net Sales on a Constant Exchange Rate and on Constant Shipping Days
(Amounts in thousands)
	Three Months Ended
Flooring ROW	October 1, 2022	October 2, 2021
Net sales	$731,249	768,120
Adjustment to segment net sales on constant shipping days	12,962	—
Adjustment to segment net sales on a constant exchange rate	96,008	—
Segment net sales on a constant exchange rate and constant shipping days	$840,219	768,120

Reconciliation of Gross Profit to Adjusted Gross Profit
(Amounts in thousands)
	Three Months Ended
	October 1, 2022	October 2, 2021
Gross Profit	$713,661	837,315
Adjustments to gross profit:
Restructuring, acquisition and integration-related and other costs	30,422	552
Acquisitions purchase accounting, including inventory step-up	1,401	226
Adjusted gross profit	$745,484	838,093

Reconciliation of Selling, General and Administrative Expenses to Adjusted Selling, General and Administrative Expenses
(Amounts in thousands)
	Three Months Ended
	October 1, 2022	October 2, 2021
Selling, general and administrative expenses	$523,479	477,341
Adjustments to selling, general and administrative expenses:
Restructuring, acquisition and integration-related and other costs	(4,117)	(521)
Legal settlements and reserves	(45,000)	—
Adjusted selling, general and administrative expenses	$474,362	476,820

Reconciliation of Operating (Loss) Income to Adjusted Operating Income
(Amounts in thousands)
	Three Months Ended
	October 1, 2022	October 2, 2021
Operating (loss) income	$(505,589)	359,974
Adjustments to operating (loss) income:
Restructuring, acquisition and integration-related and other costs	34,539	1,073
Acquisitions purchase accounting, including inventory step-up	1,401	226
Impairment of goodwill and indefinite-lived intangibles	695,771	—
Legal settlements and reserves	45,000	—
Adjusted operating income	$271,122	361,273

Reconciliation of Segment Operating (Loss) Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Global Ceramic	October 1, 2022	October 2, 2021
Operating (loss) income	$(559,706)	118,896
Adjustments to segment operating (loss) income:
Restructuring, acquisition and integration-related and other costs	3,366	212
Impairment of goodwill	688,514	—
Adjusted segment operating income	$132,174	119,108

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring NA	October 1, 2022	October 2, 2021
Operating income	$64,672	118,625
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	20,223	1,396
Acquisitions purchase accounting, including inventory step-up	1,401	—
Impairment of indefinite-lived intangibles	1,407	—
Adjusted segment operating income	$87,703	120,021

Reconciliation of Segment Operating Income to Adjusted Segment Operating Income
(Amounts in thousands)
	Three Months Ended
Flooring ROW	October 1, 2022	October 2, 2021
Operating income	$45,508	133,595
Adjustments to segment operating income:
Restructuring, acquisition and integration-related and other costs	10,950	(454)
Acquisitions purchase accounting, including inventory step-up	—	226
Impairment of indefinite-lived intangibles	5,850	—
Adjusted segment operating income	$62,308	133,367

Reconciliation of Segment Operating (Loss) to Adjusted Segment Operating (Loss)
(Amounts in thousands)
	Three Months Ended
Corporate and intersegment eliminations	October 1, 2022	October 2, 2021
Operating (loss)	$(56,063)	(11,142)
Adjustments to segment operating (loss):
Restructuring, acquisition and integration-related and other costs	—	(82)
Legal settlements and reserves	45,000	—
Adjusted segment operating (loss)	$(11,063)	(11,224)

Reconciliation of (Loss) Earnings Including Noncontrolling Interests Before Income Taxes to Adjusted Earnings Including Noncontrolling Interests Before Income Taxes
(Amounts in thousands)
	Three Months Ended
	October 1, 2022	October 2, 2021
(Loss) earnings before income taxes	$(518,144)	345,005
Net earnings attributable to noncontrolling interests	(256)	(206)
Adjustments to (loss) earnings including noncontrolling interests before income taxes:
Restructuring, acquisition and integration-related and other costs	34,460	1,044
Acquisitions purchase accounting, including inventory step-up	1,401	226
Impairment of goodwill and indefinite-lived intangibles	695,771	—
Legal settlements and reserves	45,000	—
Adjusted earnings including noncontrolling interests before income taxes	$258,232	346,069

Reconciliation of Income Tax Expense to Adjusted Income Tax Expense
(Amounts in thousands)
	Three Months Ended
	October 1, 2022	October 2, 2021
Income tax expense	$15,569	73,821
Income tax effect on impairment of goodwill and indefinite-lived intangibles	10,168	—
Income tax effect of adjusting items	20,487	203
Adjusted income tax expense	$46,224	74,024

Adjusted income tax rate	17.9%	21.4%

The Company supplements its condensed consolidated financial statements, which are prepared and presented in accordance with US GAAP, with certain non-GAAP financial measures. As required by the Securities and Exchange Commission rules, the tables above present a reconciliation of the Company’s non-GAAP financial measures to the most directly comparable US GAAP measure. Each of the non-GAAP measures set forth above should be considered in addition to the comparable US GAAP measure, and may not be comparable to similarly titled measures reported by other companies.  The Company believes these non-GAAP measures, when reconciled to the corresponding US GAAP measure, help its investors as follows: Non-GAAP revenue measures that assist in identifying growth trends and in comparisons of revenue with prior and future periods and non-GAAP profitability measures that assist in understanding the long-term profitability trends of the Company's business and in comparisons of its profits with prior and future periods.

The Company excludes certain items from its non-GAAP revenue measures because these items can vary dramatically between periods and can obscure underlying business trends. Items excluded from the Company’s non-GAAP revenue measures include: foreign currency transactions and translation and the impact of acquisitions.
The Company excludes certain items from its non-GAAP profitability measures because these items may not be indicative of, or are unrelated to, the Company’s core operating performance. Items excluded from the Company’s non-GAAP profitability measures include: restructuring, acquisition and integration-related and other costs, legal settlements and reserves, impairment of goodwill and indefinite-lived intangibles, acquisition purchase accounting, including inventory step-up, release of indemnification assets and the reversal of uncertain tax positions.